Exhibit 5.3

March 10, 2026

Amcor Flexibles North America, Inc.

2301 Industrial Drive

Neenah, Wisconsin 54956

United States

Re: Registration, offer and sale of $750,000,000 4.250% Guaranteed Senior Notes due 2029 and $750,000,000 5.125% Guaranteed Senior Notes due 2036 by Amcor Flexibles North America, Inc.

Ladies and Gentlemen:

We have acted as special local counsel in Missouri to Amcor Flexibles North America, Inc., a Missouri corporation (“Amcor Flexibles”), in connection with certain legal matters with respect to the issuance and sale (the “Issuance”) by Amcor Flexibles of $750,000,000 4.250% Guaranteed Senior Notes due 2029 (the “2029 Notes”) and $750,000,000 5.125% Guaranteed Senior Notes due 2036 (the “2036 Notes” and, together with the 2029 Notes, the “Notes”). We refer to the Registration Statement on Form S-3 (File No. 333-288681) (the “Registration Statement”) filed by Amcor Flexibles, Amcor plc, a public limited company incorporated in Jersey, Channel Islands (“Amcor plc”), Amcor Finance (USA), Inc., a Delaware corporation (“AFUI”), Amcor UK Finance plc, a public limited company incorporated under the laws of England and Wales (“Amcor UK Finance”), Amcor Group Finance plc, a public limited company incorporated under the laws of England and Wales (“AGF”), Amcor International UK plc, a public limited company incorporated under the laws of England and Wales (“AIUK”), Berry Global Group, Inc., a Delaware corporation (“Berry Global Group”), and Berry Global, Inc., a Delaware corporation (“Berry Global”), on July 15, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act and pursuant to which the Notes will be issued. The Notes will be issued under an Indenture, dated as of March 10, 2026 (the “Indenture”), among Amcor Flexibles, as issuer, and Amcor plc, AFUI, Amcor UK Finance, AGF, AIUK, Berry Global Group, and Berry Global (collectively, the “Guarantors”), as guarantors, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and the Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by each of the Guarantors pursuant to the guarantees (collectively, the “Guarantees”) contained in the Indenture (collectively, the “Transaction”).

In connection herewith, we have examined:

(1)	the Registration Statement and the related form of prospectus included therein (including all exhibits thereto) in the form in which it was transmitted to the Commission under the Act;

Amcor Flexibles North America, Inc.

March 10, 2026

(2)	the Prospectus dated July 15, 2025 included in the Registration Statement (the “Base Prospectus”) as supplemented by the Preliminary Prospectus Supplement dated March 5, 2026 (together, the “Preliminary Prospectus”);

(3)	the Base Prospectus as supplemented by the Final Prospectus Supplement dated March 5, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(4)	executed copies of the Indenture and the officers’ certificates pursuant to Sections 102, 201, 301 and 303 of the Indenture, dated March 10, 2026, with respect to the Transaction;

(5)	the Notes and the Guarantees by each Guarantor, the terms of which are set forth in the Indenture;

(6)	the Underwriting Agreement, dated March 5, 2026, by and among the Amcor Flexibles, the Guarantors, and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters party thereto;

(7)	the Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of Amcor Flexibles, as in effect on the date hereof and as certified by the Secretary of Amcor Flexibles; and certificates of the Secretaries of the Amcor plc and of Amcor Flexibles certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The items referred to in clauses (1) through (6) above are collectively referred to as the “Transaction Documents.” The items referred to in clauses (1) through (7) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of Amcor Flexibles, statements and certificates of public officials and officers of Amcor Flexibles, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing and the Reviewed Documents, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents certificates and statements of appropriate representatives of Amcor Flexibles.

In connection herewith, we have assumed that, other than with respect to Amcor Flexibles, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have further assumed that all of the documents referred to in this opinion letter constitute the valid, binding and enforceable obligations of all of the parties thereto other than Amcor Flexibles.

Amcor Flexibles North America, Inc.

March 10, 2026

We have further assumed, with your permission, that (i) each Guarantor has been duly organized and is validly existing in good standing under the laws of their respective country or state of organization, (ii) the execution and delivery by each Guarantor of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder are within its organizational power and have been duly authorized by all necessary action (corporate or other) on its part, and (iii) each of the Transaction Documents to which each Guarantor is a party has been duly executed and delivered by each Guarantor.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	Based solely on a recently dated good standing certificate from the Secretary of State of the State of Missouri, Amcor Flexibles is validly existing as a corporation in good standing under the laws of the State of Missouri.

2.	Amcor Flexibles has all requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder (including, for the avoidance of doubt, with respect to the Issuance).

3.	The execution and delivery by Amcor Flexibles of each of the Indenture and the Notes has been duly authorized by all necessary corporate action on the part of Amcor Flexibles, and each of the Indenture and the Notes has been duly executed and delivered by Amcor Flexibles.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)   Our opinions set forth herein reflect only the application of the General Corporation Law of the State of Missouri. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any jurisdiction’s court or administrative agency, other than Missouri.

(b)   We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

(c)   We have not participated in the negotiation of the Transaction Documents. Our undertaking has been limited to a review of the form and content of the Transaction Documents to the extent we deem appropriate to render the opinions expressed herein. We have not reviewed any other agreement or been informed of any other understanding and we offer no opinion as to the effect of any such other statement, agreement or understanding on the opinions expressed herein. We express no opinion as to the fairness of the transactions provided for by the Transaction Documents.

Amcor Flexibles North America, Inc.

March 10, 2026

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as an exhibit to Amcor plc's Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to this firm in the Registration Statement and the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such jurisdictions as you may deem necessary in the course of complying with the laws of such jurisdictions regarding the Transaction. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP